For Immediate Release

For more information contact:
Whitney Bartelli, SVP Director of Marketing
Whitney.bartelli@nbhbank.com
816-298-2203

Christopher S. Randall
Senior Managing Director and Executive Vice President
NBH Capital Finance

GREENWOOD VILLAGE, CO - National Bank Holdings Corporation (NYSE: NBHC) announced today that it has formed a new specialty finance division, NBH Capital Finance. Randall "Chris," previously the Founder and Head of specialty lending business, CoBiz Structured Finance in Denver, will lead the group. Headquartered in Greenwood Village, Colorado, NBH Capital Finance will provide structured and asset based loans to middle market companies. The division will place an emphasis on the regions covered by Community Banks of Colorado, Bank Midwest and Hillcrest Bank, which includes Colorado, Kansas, Missouri and Texas.

Randall joins National Bank Holdings Corporation after a 24-year career in the asset-based and private equity sponsored cash flow lending industry. He has built two very successful specialty de novos in the segment, and has been responsible for leading over $2.5 billion in loan transactions and equity investments. Joining Randall will be his team from CoBiz Structured Finance, Josh Peters, Lisa Brown and Jenna Schlageter.

"We believe the creation of NBH Capital Finance emphasizes our focus on building value-added relationships with business clients," stated Tim Laney, President and CEO of National Bank Holdings Corporation. "Chris and his team will have an immediate impact on accelerating our disciplined loan growth, while cross selling other business banking services. The middle market remains underserved, and we are excited to add such an experienced team to our organization to fill this gap."

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results.  National Bank Holdings Corporation currently operates a network of 101 full-service banking centers, with the majority of those banking centers located in Colorado and the greater Kansas City region.  Through the Company's subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and California, and Hillcrest Bank in Texas.